UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )

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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

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The attached letter is being sent to unitholders on January 7, 2011.

Q Funding III, L.P. and Q4 Funding, L.P.
301 Commerce Street, Suite 3200
Fort Worth, Texas 76102-4140

January 7, 2011

Dear Fellow Cedar Fair Unitholders:

We apologize for the numerous mailings we have sent you.  However, the upcoming vote at Cedar Fair's January 11, 2011 special meeting is very important to unitholders, and we want to make sure everyone has the most up-to-date information and is fully informed before voting.

We know there are complex issues involved here. However, Institutional Shareholder Services ("ISS") has just recommended that unitholders vote the GREEN proxy card "FOR" both of the Q Investments proposals. ISS is the leading independent voting advisory firm and specializes in giving unitholders a completely independent and unbiased third-party recommendation on how to vote after examining all sides of the issues.

We should also point out that the New York Times has recently given Cedar Fair management an "F" when it comes to shareholder rights.

Your vote is extremely important. Not voting is effectively a vote for management and would also be contrary to the ISS recommendation.

While it is too late to mail in your proxy card, we urge you to use the INTERNET OR PHONE number listed on your GREEN proxy card to cast your vote if you have not done so already.  Even if you have already voted, you may change your vote because only your latest dated vote counts.

Sincerely yours,

Q Funding III & Q4 Funding